Exhibit 99.1

NEWS RELEASE

Rohm and Haas Wood Biocides and Rockwood’s CSI Subsidiary

Commence Operations of Viance,

Joint Venture to Serve the Wood Treatment Industry

Philadelphia, PA,/Princeton, NJ, January 4, 2007 — Rohm and Haas Company and Chemical Specialties, Inc. (CSI), a wholly owned subsidiary of Rockwood Holdings, Inc., today announced they have completed the formation of Viance, LLC, a joint venture company that will provide an extensive range of advanced wood treatment technologies and services to the global wood treatment industry.

Viance, jointly owned by CSI and Rohm and Haas, is headquartered in Charlotte, NC. The new company brings together the wood biocides business of Rohm and Haas and the wood protection chemicals business of CSI. The combination of these businesses enables Viance to provide expanded product development programs, marketing, sales and comprehensive services to the wood treatment market.

Steve Ainscough, President and CEO of Viance, said the new company takes advantage of significant growth potential in the development  and commercialization of new products for the wood treatment industry. “Viance is in a unique position to combine the technologies and expertise of CSI and Rohm and Haas to provide advanced products and services.  We have an exciting pipeline of innovative products and, later this year, plan to introduce next generation preservatives that have been through more than 10 years of field testing.”

“Our customers can expect new, advanced technologies and a broader portfolio of products with proven performance to meet their wood treatment needs. This will enable our customers to deliver wood products that provide long-lasting protection and improved long-term appearance at cost competitive levels required by retailers and the end consumer,” says Ainscough.

Viance commences operations with the combined strengths of CSI and Rohm and Haas’s wood biocides business, including: a vast knowledge of wood science and the wood treatment industry, a proven track record for providing extensively- tested treatment solutions, unparalleled technical support, a broad portfolio of active ingredients, formulations expertise, extensive applications and regulatory experience, as well as access to global manufacturing and research facilities.  Ainscough adds, “This is a winning combination for Viance and the wood treatment industry.”

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Forward Looking Statements

Rockwood Holdings, Inc.

The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc., its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including the statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s securities filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.  Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Rohm and Haas Company

This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning the formation of a joint venture company, demand for products and services, sales and earnings forecasts, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of March 2, 2006.

Company Contacts

Investor Relations	Media Relations
For Rockwood	For CSI/Rockwood:
Timothy McKenna	Camille Dager
InvestorRelations@rocksp.com	Camille@hbmadv.com
609-734-6430	215-440-9800

For Rohm and Haas:	For Rohm and Haas:
Gary O’Brien	Shari Samuels
GOBrien@rohmhaas.com	SSamuels@rohmhaas.com
1-215-592-3409	215-619-5457

About Viance

Viance, LLC, is a leading supplier of wood treatment technology and preservative formulations to companies that produce a wide range of high-quality treated wood products.  Viance provides advanced solutions that improve wood and make it last.

About Rockwood

Rockwood Holdings, Inc. (NYSE: ROC) is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 10,800 people and net sales of $3.1 billion in 2005. The company focuses on global niche segments of the specialty chemicals and advanced materials markets, including specialty chemicals, performance additives, titanium dioxide pigments, advanced ceramics, custom synthesis, specialty compounds and electronics. For more information on Rockwood, please visit www.rocksp.com.

About Rohm and Haas Company

Leading the way since 1909, Rohm and Haas is a global pioneer in the creation and development of innovative technologies and solutions for the specialty materials industry. The company’s technologies are found in a wide range of markets including:

Building and Construction, Electronics, Food and Retail, Household and Personal Care, Industrial Process, Packaging, Paper, Transportation and Water. Rohm and Haas’ innovative technologies and solutions help to improve life everyday, around the world. Based in Philadelphia, PA, the company generated annual sales of approximately $8 billion in 2005. Visit www.rohmhaas.com for more information. imagine the possibilities™

Rohm and Haas and Microbial Control

Rohm and Haas is a global leader in microbial control solutions used for a variety of processes, substrates and products, including paints and coatings, building and construction materials, plastics, water treatment, metalworking fluids, and mineral processing as well as preservatives for household and personal care applications. For more than 30 years, Rohm and Haas has applied its extensive technical know-how to solve microbial challenges around the world. Rohm and Haas’ broad portfolio of products offers innovative, practical and environmentally-sound solutions for today’s needs and the future.